UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                                   Bunzl Plc.
                      -----------------------------------
                                (Name of issuer)

                                  Common Stock
                      -----------------------------------
                         (Title of class of securities)

                                   1207383076
                      -----------------------------------
                                 (CUSIP number)

                                 January 1, 1999
                      -----------------------------------
             (Date of Event which requires filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                               | | Rule 13d-1 (b)
                               |X| Rule 13d-1 (c)
                               | | Rule 13d-1 (d)

------------------------------               -----------------------------
      CUSIP No. 1207383076         13G              Page 2 of 10 Pages
------------------------------               -----------------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Bank A.G.
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |_|
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    0
                             ------ --------------------------------------------
BENEFICIALLY OWNED BY               SHARED VOTING POWER
                             6      38,479,118
                             ------ --------------------------------------------
EACH REPORTING                      SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
PERSON WITH                         SHARED DISPOSITIVE POWER
                             8      43,842,551
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         43,842,551
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                |_|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         9.7%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC, BK, CO
-------- -----------------------------------------------------------------------

-----------------------------               -------------------------------
      CUSIP No. 1207383076           13G             Page 3 of 10 Pages
-----------------------------               -------------------------------



-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Morgan Grenfell Asset Management Limited
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                              (b) |_|
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         England and Wales
 ----------------------------- ------ ------------------------------------------
 NUMBER OF SHARES                5    SOLE VOTING POWER
                                      0
                               ------ ------------------------------------------
 BENEFICIALLY OWNED BY                SHARED VOTING POWER
                                 6    38,444,413
                               ------ ------------------------------------------
EACH REPORTING                        SOLE DISPOSITIVE POWER
                                 7    0
                               ------ ------------------------------------------
PERSON WITH                           SHARED DISPOSITIVE POWER
                                 8    43,807,846
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         43,807,846
-------- -----------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                       |_|
-------- -----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         9.7%
-------- -----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON

         HC, IA
-------- -----------------------------------------------------------------------

------------------------------              ---------------------------------
      CUSIP No. 1207383076           13G               Page 4 of 10 Pages
------------------------------              ---------------------------------



-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Morgan Grenfell Investment Management Limited
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                              (b) |_|
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         England and Wales
 ----------------------------- ------ ------------------------------------------
 NUMBER OF SHARES                5    SOLE VOTING POWER
                                      0
                               ------ ------------------------------------------
 BENEFICIALLY OWNED BY                SHARED VOTING POWER
                                 6    33,065,997
                               ------ ------------------------------------------
EACH REPORTING                        SOLE DISPOSITIVE POWER
                                 7    0
                               ------ ------------------------------------------
PERSON WITH                           SHARED DISPOSITIVE POWER
                                 8    38,419,530
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         38,419,530
-------- -----------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                            |_|
-------- -----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         8.5%
-------- -----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON

         HC, IA
-------- -----------------------------------------------------------------------

Item 1(a).        Name of Issuer:

                  Bunzl Plc.(the "Issuer")

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  The address of the Issuer's principal executive offices is 110 Park Street, London, W1Y 3RB, United Kingdom.

Item 2(a).        Name of Person Filing:

                  This statement is filed on behalf of Deutsche Bank AG ("DBAG"), Morgan Grenfell Asset Management Limited ("MGAM") and Morgan Grenfell Investment Management Limited ("MGIM" and, together with DBAG and MGAM, the "Reporting Persons").

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  The principal place of business of DBAG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.

                  The principal place of business of MGAM is 20 Finsbury Circus, London, EC2M 1NB, England.

                  The principal place of business of MGIM is 20 Finsbury Circus, London, EC2M INB, England.

Item 2(c).        Citizenship:

                  The citizenship of each of the Reporting Persons is set forth on the applicable cover page.

Item 2(d).        Title of Class of Securities:

                  The title of the securities is common stock (the "Common Stock").

Item 2(e).        CUSIP Number:

                  The CUSIP number of the Common Stock is set forth on each cover page.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                 (a) |_| Broker or dealer registered under section 15 of the Act;

                 (b) |_| Bank as defined in section 3(a)(6) of the Act;

                 (c) |_| Insurance Company as defined in section 3(a)(19) of the
                         Act;

                 (d) |_| Investment  Company  registered  under section 8 of the
                         Investment Company Act of 1940;

                 (e) |_| An  investment  adviser in  accordance  with Rule
                         13d-1(b)(1)(ii)(E);

                 (f) |_| An  employee  benefit  plan,  or  endowment  fund  in
                         accordance with Rule 13d-1 (b)(1)(ii)(F);

                 (g) |_| A  parent  holding   company  or  control  person  in
                         accordance with Rule 13d-1 (b)(1)(ii)(G);

                 (h) |_| A savings association as defined in section 3(b) of the
                         Federal Deposit Insurance Act;

                 (i) |_| A  church  plan  that  is  excluded  from  the
                         definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

                 (j) |_| Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1 (c),
                  check this box.   |X|

Item 4.          Ownership.

                 (a)      Amount beneficially owned:

                          Each of the Reporting  Persons owns the amount of the
                  Common Stock as set forth on the applicable cover page.

                 (b)      Percent of class:

                          Each of the Reporting  Persons owns the percentage of
                  the Common Stock as set forth on the applicable cover page.

                 (c) Number of shares as to which such person has:

                          (i)      sole power to vote or to direct the vote:

                                   Each of the  Reporting  Persons has the sole
                           power to vote or direct the vote of the Common Stock as set forth on the applicable cover page.

                          (ii)     shared power to vote or to direct the vote:

                                   Each of the Reporting Persons has the shared
                           power to vote or direct the vote of the Common Stock as set forth on the applicable cover page.

                          (iii) sole power to dispose or to direct the disposition of:

                                   Each of the  Reporting  Persons has the sole
                           power to dispose or direct the disposition of the Common Stock as set forth on the applicable cover page.

                          (iv)     shared  power  to  dispose  or  to  direct
                           the disposition of:

                                   Each of the Reporting Persons has the shared
                           power to dispose or direct the disposition of the Common Stock as set forth on the applicable cover page.

Item 5.          Ownership of Five Percent or Less of a Class.

                 Not applicable.

Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person.

                 Investment management clients of the Reporting Persons have the ultimate right to any dividends from Common Stock and the proceeds from the sale of Common Stock.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                 The following are subsidiaries of DBAG and/or MGAM which hold Common Stock included in the figures on the cover pages: Morgan Grenfell Investment Services Limited, Morgan Grenfell International Fund Management Limited, Morgan Grenfell Quantitive Investments Limited, Morgan Grenfell Trust Management and Deutsche Morgan Grenfell (C.I.) Limited.

Item 8.          Identification and Classification of Members of the Group.

                 Not applicable.

Item 9.          Notice of Dissolution of Group.

                 Not applicable.

Item 10.         Certification.

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 28, 1999



                                       DEUTSCHE BANK AG



                                       By: /s/ Dieter Eisele
                                          --------------------------------
                                          Name:   Dr. Dieter Eisele
                                          Title:  Group Head of Compliance



                                       By: /s/ Rainer Grimberg
                                          --------------------------------
                                          Name:   Dr. Rainer Grimberg
                                          Title:  Vice President

                                                            EXHIBIT 1

               Consent of Morgan Grenfell Asset Management Limited


                 The undersigned agrees that the Schedule 13G/A executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Morgan Grenfell Asset Management Limited and Morgan Grenfell Investment Management Limited pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934.

Dated:  January 29, 1999



                                       MORGAN GRENFELL ASSET
                                         MANAGEMENT LIMITED



                                       By: /s/ William Slattery
                                          ---------------------------------
                                          Name:   William Slattery
                                          Title:  Head of Business Risk

                                                       EXHIBIT 2

            Consent of Morgan Grenfell Investment Management Limited


                 The undersigned agrees that the Schedule 13G/A executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Morgan Grenfell Asset Management Limited and Morgan Grenfell Investment Management Limited pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934.

Dated:  January 29, 1999



                                       MORGAN GRENFELL INVESTMENT
                                         MANAGEMENT LIMITED



                                       By: /s/ William Slattery
                                          -------------------------------
                                          Name: William Slattery
                                          Title:  Head of Business Risk